U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 12, 2013

SurePure, Inc.

(Exact name of Company as specified in its charter)

Nevada	000-54172	26-3550286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 Lexington Avenue, 25th Floor New York, NY 10174 (Address of principal executive offices) Telephone: (917) 368-8480 Facsimile: (917) 368-8005 (Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On June 12, 2013, we completed the acquisition of SurePure Holding South Africa (PTY) Ltd. (“SPHSA”) and SPHSA’s wholly-owned subsidiary, SurePure Marketing South Africa (PTY) Ltd. The terms and conditions of the acquisition were set forth in the Acquisition Agreement, dated August 16, 2012 (the “Acquisition Agreement”), between our subsidiary, SurePure Investment Holding AG (“SPI”), and SPHSA. On December 12, 2012, as part of our share exchange with the shareholders of SPI, we assumed the obligations of SPI under the Acquisition Agreement. A copy of the Acquisition Agreement was previously filed with the Commission as Exhibit 10.3 to our Current Report on Form 8-K filed on December 12, 2012, as amended by Forms 8-K/A filed with the Commission on December 21, 2012, January 25, 2013 and March 20, 2013. The description of the Acquisition Agreement in this Current Report is subject to, and qualified in its entirety by, the full text of the Acquisition Agreement as so filed, which is incorporated into this Current Report by reference.

Prior to the acquisition of SPHSA, both SPHSA and SPMSA were entities that were accounted for as our subsidiaries under variable interest accounting rules. The shares of SPHSA were owned by persons other than by us and our subsidiaries. As a result of acquisition, both SPHSA and SPMSA have become our wholly-owned subsidiaries. The financial statements of SPHSA and SPMSA will be fully consolidated with our financial statements, beginning with our financial statements for the quarter ended June 30, 2013. In addition, we now expect to be able to directly control the intellectual property of these entities.

The purchase price for the shares of SPHSA was ZAR 4,000 (approximately $500.00 as of the date of the Acquisition Agreement) per share. The Acquisition Agreement provides that we will settle the purchase price in our shares in the ratios of (i) 1,000 shares of our Common Stock and (ii) 1,000 common shares of our Common Stock for each ZAR 4,000 in principal amount of loans owed by SPHSA to its shareholders.

As a result of the acquisition of SPHSA, we have issued 9,864,811 shares of our Common Stock to the former shareholders of SPHSA, after giving effect to conversions of shareholder loans. Of those shares 8,389,836 have been issued to Roger Kebble, a shareholder of SPHSA after giving effect to the conversion of his loans to SPHSA under the terms of the acquisition, and the remaining 1,474,976 shares of its Common Stock have been issued to the other 35 shareholders of SPHSA. Transferability of the shares is restricted under the provisions of the Securities Act of 1933, as amended. After giving effect to the issuance of the 9,864,811 shares to the former shareholders of SPHSA, 35,965,167 shares of our Common Stock are issued and outstanding.

Our acquisition of the shares of SPHSA is subject to several conditions imposed by the Reserve Bank of South Africa (“SARB”), the governmental agency which is responsible for administration of that country’s exchange control laws and regulations. With respect to this transaction, SARB has required that all shares of our Common Stock that were issued in exchange for the shares of SPHSA are to be held in custody by a South African bank so that the proceeds of all sales of shares are remitted to South Africa. The custodian bank has agreed that it will place orders for the sales of the shares, remit the proceeds of sales only to shareholder banks accounts in South African banks and ensure that the sale process conforms to the sale process as approved by SARB. SARB has also required that we place restrictive legends on the share certificates representing the shares of our Common Stock to be issued to the shareholders of SPHSA, that we complete the registration of the resale of those shares of our Common Stock with the Commission within five months after their issuance and that the former shareholders of SPHSA complete the resales of their shares of our Common Stock withn 180 days after our registration statement is declared effective.

Since we have assumed the Acquisition Agreement, at the time of the closing of the acquisition of their shares of SPHSA the former shareholders of SPHSA became entitled to receive shares of our Common Stock, which shares are being issued to them. In this connection, in the Acquisition Agreement, the former SPHSA shareholders made the following representations, among others, with respect to the shares of our Common Stock that they will be issued under the Acquisition Agreement:

•	they understood that the shares of our Common Stock that we will issue to them are being issued in reliance on an exemption from registration contained in Regulation S promulgated under the Securities Act of 1933, as amended;

•	their agreement to purchase of our shares is not part of a plan or scheme to evade the registration requirements of the Securities Act;

•	none of the shareholders is a “US Person" (as defined in Regulation S) and each will be the sole beneficial owner of the stock to be purchased by it;

•	except as disclosed to us, they are outside of the United States at the time of the Share Exchange; and

•	the acquired shares of our Common Stock cannot be sold unless in accordance with Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from registration.

Consequently, we believe that none of the shareholders of SPHSA are residents of the United States or persons who would be considered to be “US Persons” under Regulation S promulgated by the SEC. Reliance on these representations may not, however, guarantee compliance with Regulation S.

The shares of our Common Stock that we will issue to the former shareholders of SPHSA will bear legends restricting their transferability until they have been sold as part of a registered public offering.

Item 3.02 Unregistered Sale of Equity Securities

The information contained above in Item 2.01 is hereby incorporated by reference into this Item 3.02. The issuance and sale of 9,864,811 shares of our Common Stock under the Acquisition Agreement is exempt from registration pursuant to Regulation S promulgated under the Securities Act of 1933, as amended.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUREPURE US, INC. (Registrant)

Date: June 14, 2013	/s/ Stephen M. Robinson
Stephen M. Robinson
Chief Financial Officer